UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)

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National HealthCare Corporation
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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April 5, 2021

Dear Fellow Shareholder:

It is our pleasure to invite you to attend NHC’s 2021 Annual Meeting of Shareholders. We plan to hold the annual meeting on Thursday, May 6, 2021 at 4:00 PM CDT.

The Annual Meeting will be held virtually at www.virtualshareholdermeeting.com/NHC2021. Shareholders desiring to login to the Annual Meeting will have two options: You can join as a “Shareholder” or you can join as a “Guest.” If you join as a “Shareholder,” you must enter the 16-digit control number found on your proxy card or notice you receive. Once properly admitted to the meeting, all shareholders of record as of the record date will be able to submit questions and vote their shares by following the instructions that will be available on the virtual meeting website. Individuals interested in attending the virtual meeting who do not have a control number or who are not a shareholder of record may attend the Annual Meeting as a guest but will not have the option to ask questions or participate in the vote. You may login to the virtual Annual Meeting platform at www.virtualshareholdermeeting.com/NHC2021 beginning at 3:45 pm CDT on May 6, 2021. If you encounter any difficulties accessing the virtual meeting, please call the technical support number that will be posted on the Virtual Shareholder Meeting log-in page. The technical support offered through this service is designed to address difficulty related to the virtual meeting website and it is recommended to contact your broker should you be unable to locate your control number.

Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in the proxy materials for the Annual Meeting.

The Notice of Annual Meeting and Proxy Statement in this mailing describe the business items we plan to address at the annual meeting. We also will present a brief report on our business and respond to your questions. Our 2020 Annual Report to Shareholders, which is not a part of our proxy solicitations materials, is also enclosed. We encourage you to read our Annual Report.

Your vote is very important. Please take the time to cast your vote regardless of the number of shares you own. You have the option to cast your proxy vote by telephone (1-800-690-6903) or online at www.proxyvote.com as provided by Broadridge Financial Solutions. These are quick, cost-effective and easy ways for you to submit your proxy. If you vote by telephone or via the internet, you do not need to return the enclosed proxy card by mail. If you prefer to vote by mail, please promptly sign, date and return the enclosed proxy card in the postage-paid envelope provided.

We look forward to meeting with you on Thursday, May 6, 2021.

Best regards,

Robert G. Adams Chairman of the Board	Stephen F. Flatt Chief Executive Officer

NHC
100 East Vine Street | Murfreesboro, Tennessee | 37130
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2021 Annual Meeting of the Shareholders of National HealthCare Corporation will be held virtually at www.virtualshareholdermeeting.com/NHC2021 on Thursday, May 6, 2021, at 4:00 PM CDT (the “Annual Meeting or “Annual Meeting of the Shareholders”). Shareholders desiring to login to the Annual Meeting will have two options: You can join as a “Shareholder” or you can join as a “Guest.” If you join as a “Shareholder,” you must enter the 16-digit control number found on your proxy card or notice you receive. Once properly admitted to the meeting, all shareholders of record as of the record date will be able to submit questions and vote their shares by following the instructions that will be available on the virtual meeting website. Individuals interested in attending the virtual meeting who do not have a control number or who are not a shareholder of record may attend the Annual Meeting as a guest but will not have the option to ask questions or participate in the vote. You may log into the virtual Annual Meeting platform at www.virtualshareholdermeeting.com/NHC2021 beginning at 3:45 pm CDT on May 6, 2021. If you encounter any difficulties accessing the virtual meeting, please call the technical support number that will be posted on the Virtual Shareholder Meeting log-in page. The technical support offered through this service is designed to address difficulty related to the virtual meeting website and it is recommended to contact your broker should you be unable to locate your control number.

A list of shareholders of record as of the record date is available for inspection by shareholders at the principal executive offices of the Company located at 100 East Vine Street, Murfreesboro, TN 37130, and will be available for inspection by shareholders at the Annual Meeting. All requests to access the list prior to the Annual Meeting should be directed to Josh McCreary, Senior Vice President and General Counsel, at josh.mccreary@nhccare.com.

Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in the proxy materials for the Annual Meeting.

At the 2021 Annual Meeting of the Shareholders, we will vote on the following items and any other matters that are properly presented:

1)	The re-election of J. Paul Abernathy and Robert G. Adams as directors to each hold office for a three (3) year term and until their successors have been duly elected and qualified; and
2)	Transact such other business as may properly come before the meeting or any continuances of it.

The Board has chosen the close of business on Tuesday, March 9, 2021 as the record date for the determination of shareholders who must be notified of and who are eligible to vote at the 2021 Annual Meeting of the Shareholders or at any postponement or adjournment thereof.

It is the Company’s desire to conduct a safe and informative Annual Meeting. In that interest, and in the interest of conducting a fair and orderly meeting within the one-hour time period limit, NHC intends to observe the Rules of Conduct. A copy of the Rules of Conduct will be made available on the virtual meeting website. Any deliberate violation of these Rules of Conduct or an attempt to disrupt the meeting will be considered cause for expulsion from the meeting or the question-and-answer session. The Chairman will exercise his judgment on any procedural matters not addressed in these Rules of Conduct.

Thank you for your cooperation and for joining the Company at the Annual Meeting.

Please use the toll-free phone number 1-800-690-6903 or vote online at www.proxyvote.com (provided by Broadridge Financial Solutions) or sign, date, and return the proxy card promptly in the enclosed envelope. All proxy materials are also available via the website at www.nhccare.com. If you attend the 2021 Annual Meeting of Shareholders, you may vote in person even if you have previously mailed a proxy card.

As authorized by the Board of Directors,

Josh A. McCreary
Senior VP, General Counsel, and Secretary

April 5, 2021

Murfreesboro, TN	Your Vote is Important!

NHC
100 E. Vine St. Murfreesboro, TN 37130
PROXY STATEMENT

GENERAL INFORMATION ABOUT THE MEETING

Why are you receiving these proxy materials?

We are providing these proxy materials to you because NHC’s Board of Directors (the “Board”) is asking (or soliciting) shareholders to provide proxies to be voted at our 2021 Annual Meeting of the Shareholders (the “Meeting”). The Meeting is scheduled for Thursday, May 6, 2021 and will be held virtually at www.virtualshareholdermeeting.com/NHC2021. Your proxy will be used at the Meeting or at any adjournment or postponement of the Meeting. In this Proxy Statement, we refer to National HealthCare Corporation as “NHC,” “we,” “our” or the “Company.”

What is a proxy?

A proxy is a legal designation of another person to vote your shares. You may authorize the other person by phone or via an Internet website. You also may do so in writing by filling out your proxy card if you hold shares in your own name. If you hold shares through a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following the instructions that the broker or nominee provides to you with these materials. Most brokers offer voting by mail, by completion of a voting instruction card, by telephone or via the Internet.

When is this Proxy Statement (with Annual Report) being mailed?

This Proxy Statement and the proxy card are first being sent to shareholders on or near April 5, 2021. A copy of the Annual Report on Form 10-K for the Company for the year ended December 31, 2020, including audited financial statements, is also enclosed.

Are the proxy materials available on the Internet?

A full set of proxy materials is available on the NHC website at www.nhccare.com. Just click on the button labeled “2021 Proxy Materials” after clicking on the “Investor Relations” and “Annual Meeting” tabs. Our Company maintains the confidentiality of shareholders who use our website. We do not utilize “cookies” or other tracking features on the NHC website.

What is a shareholder of record?

A shareholder of record or registered shareholder is a shareholder whose ownership of NHC Common Stock (defined below) is reflected directly on the books and records of the Company’s transfer agent. If you hold NHC Common Stock through an account with a bank, broker or similar organization, you are considered the beneficial owner of shares held in “street name” and are not a shareholder of record. For shares held in street name, the shareholder of record is your bank, broker or similar organization.

How can you vote?

If you are a shareholder of record, you may vote by using the toll-free number 1-800-690-6903 or via the Internet at www.proxyvote.com. Your proxy card includes instructions for using these quick, cost-effective and easy voting methods. You also may simply fill out, sign and date your proxy card and mail it in the prepaid envelope included with these proxy materials. If you vote by telephone or the Internet, DO NOT return your proxy card by mail. You will need to follow the instructions when you vote using any of these methods to make sure your vote will be counted at the Meeting. You also may vote at the Meeting; however, we encourage you to vote by proxy card, by telephone, or via the Internet even if you plan to attend the Meeting. To vote at the Meeting, you must login to www.virtualshareholdermeeting.com/NHC2021 as a shareholder by entering the 16-digit control number you received with your proxy materials or obtained elsewhere and following the instructions on the website. Only shareholders of record with a control number will be permitted to participate and vote at the Meeting. The Company cannot and will not be responsible for a shareholder’s inability to vote because the shareholder cannot locate the control number or has faulty or inadequate equipment to participate in the virtual Meeting.

If you hold shares through a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following the instructions that the broker or nominee provides to you with these materials. Most brokers offer voting by mail (with the completion of a voting instruction card), by telephone and the Internet. If you hold shares through a broker or other nominee and wish to vote your shares at the Meeting, you must obtain a legal proxy from your broker or nominee and login to the Meeting website as a shareholder as instructed by your broker or nominee and vote as directed on the website.

Can I revoke my proxy or change my vote?

You have the power and right to revoke the proxy or change your vote at any time before the Meeting. If you are a shareholder of record, you may change or revoke your proxy by filing with the Secretary of the Company (i) a written revocation or (ii) your proxy with a later date than the prior proxy. Furthermore, if you attend the Meeting, you may elect to vote during the Meeting, thereby canceling the proxy. Attendance at the Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request at the Meeting.

If you hold your shares through a broker or other nominee, you may change or revoke your voting instructions by following the specific directions provided to you by your bank, broker or other nominee. If you have obtained a legal proxy from your bank, broker or other nominee you may cancel your prior proxy by attending the Meeting and voting in person. Attendance at the Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request at the Meeting.

Who is entitled to vote at the Meeting?

All shareholders who held shares of Common Stock at the end of the business day on Tuesday, March 9, 2021 (the “Record Date”) are entitled to receive notice of and to vote at the Meeting.

Who attends the Meeting?

Shareholders (or their authorized representatives) and our guests are invited to attend the Meeting.

How will your shares be represented at the Meeting?

At the Meeting, the officers named in the proxy card will vote your shares in the manner you requested if you correctly submitted your proxy. If you sign your proxy card and return it without indicating how you would like to vote your shares, your proxy will be voted as our Board recommends, which is:

“FOR” the re-election of each of the nominees for director named in this Proxy Statement (Proposal I).

Are there any other matters to be addressed at the Meeting?

We know of no other matters to be brought before the Meeting, but if other matters are brought up before or at the Meeting, the officers named in your proxy would take action in their judgment in the best interests of our Company and its shareholders.

How many shares will be voted at the Meeting?

All shareholders who hold shares of Common Stock at the end of the business day on the Record Date are entitled to vote at the Meeting. As of March 9, 2021, there were 15,379,285 shares of Common Stock, par value $0.01 per share (“Common Stock”) outstanding. Each holder of shares of Common Stock is entitled to one vote per share on all matters properly brought before the Meeting. Shareholders are not permitted to cumulate votes for the purpose of electing directors or otherwise.

What constitutes a quorum for the Meeting?

The holders of a majority of the voting power of the shares of Common Stock outstanding on the Record Date will constitute a quorum at the Meeting. Shares of Common Stock represented in person or by proxy at the Meeting (including shares which abstain or do not vote with respect to one or more of the matters presented at the Meeting) will be tabulated by the Company’s Secretary who will determine whether or not a quorum is present.

How many votes are required for the proposals?

The affirmative vote of a majority of the shares voted at the meeting is required for a Proposal.

How will abstentions be counted?

Abstentions will be counted as shares that are present and entitled to vote for purposes of determining the number of shares that are present and entitled to vote with respect to any particular matter but will not be counted as votes cast on such matter. As a result, once a quorum is established, abstentions will have no effect on such matters.

What is a broker non-vote and how is it counted?

If a broker holding stock in “street name” indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. Each of the proposals to be voted on at the Meeting is a non-routine matter. Consequently, without your voting instructions, your brokerage firm cannot vote your shares on any of the proposals. These unvoted shares, called “broker non-votes,” refer to shares held by brokers who have not received voting instructions from their clients and who do not have discretionary authority to vote on non-routine matters. Accordingly, a “broker non-vote” may affect establishment of a quorum, but, once a quorum is established, will have no effect on the voting on such matters.

Are there any dissenters’ rights or appraisal rights with respect to any of the proposals described in this Proxy Statement?

There are no rights of appraisal or similar dissenter’s rights with respect to any matter to be acted upon pursuant to this Proxy Statement.

Where can I find the voting results of the Meeting?

The Company will announce preliminary or final voting results at the Meeting and publish final results in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) within four business days of the completion of the Meeting.

Are there any shareholders that beneficially own more than 5% of NHC’s Common Stock?

The following information is based upon filings made by the persons or entities identified below with the SEC. Except as set forth below, as of the close of business on March 9, 2021, no person or entity was known to us to beneficially own more than 5% of the outstanding Common Stock.

Name and Address of Beneficial Owner	Amount & Nature of Beneficial Ownership of Common Stock	Percent of Class(1)
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	1,231,872(2)	8.0%
National Health Corporation(3) P. O. Box 1398 Murfreesboro, TN 37133	1,084,763	7.0%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	915,839(4)	6.0%
*Columns that do not apply have been deleted.
(1)

The percentages shown are based on 15,379,285 shares of Common Stock outstanding plus, as to each individual and group listed, the number of shares of Common Stock deemed to be owned by such holder pursuant to Rule 13d-3 under the Exchange Act, assuming the exercise of options that are exercisable within 60 days.

(2)	Based solely on information provided by The Vanguard Group on a Schedule 13G/A filed February 10, 2021.
(3)

National Health Corporation is owned solely by the National Health Corporation Leveraged Employee Stock Ownership Plan & Trust. Its board of directors is composed of Brian Kidd, Jeffrey R. Smith and R. Michael Ussery, all of whom disclaim any beneficial ownership thereof.

(4)	Based solely on information provided by BlackRock, Inc. on a Schedule 13G/A filed January 29, 2021.

DIRECTORS OF THE COMPANY

NHC currently has a seven-person Board. Directors each serve a three-year term (except that directors appointed or elected to fill a vacancy may serve a shorter initial term) and may be removed from office for cause only. The following table gives information about our directors:

Name and Address of Directors	Age	Position	Expiration of Term
J. Paul Abernathy, M.D. 2102 Greenland Dr. Murfreesboro, TN 37130	85	Director	2021
Robert G. Adams 2217 Battleground Drive Murfreesboro, TN 37129	74	Chairman of the Board	2021
W. Andrew Adams 222 Robert Rose Drive Murfreesboro, TN 37129	75	Director	2023
Ernest G. Burgess III 7097 Franklin Road Murfreesboro, TN 37128	81	Director	2023
Stephen F. Flatt 100 Vine St. Ste 1400 Murfreesboro, TN 37130	65	Director & CEO	2022
Emil E. Hassan 8400 Heirloom Blvd College Grove, TN 37046	74	Director	2023
Richard F. LaRoche, Jr. 2103 Shannon Dr. Murfreesboro, TN 37129	75	Director	2022

J. Paul Abernathy, M.D. (Independent Director) joined the Board in 2003 and is a retired board-certified general surgeon. He was in private practice at Murfreesboro Medical Clinic from 1971 until retirement in 1995. Previously, he served as a general practice physician for Hazard Memorial Hospital in Hazard, Kentucky. Lt. Col. Abernathy additionally served as a flight surgeon for the Homestead Air Force Base in Florida and Chief of Surgery for the United States Air Force at Keesler Air Force Base in Mississippi. Dr. Abernathy twice served as President of the Rutherford County Stones River Academy of Medicine and is a member of the American College of Surgeons. Dr. Abernathy has a B.S. degree from Middle Tennessee State University and an M.D. degree from the University of Tennessee. From his many years as a practicing physician, Dr. Abernathy brings a unique perspective to the Board on physician matters and the business of health care. He serves on the Company’s Audit Committee, Compensation Committee and is chairman of the Nominating and Corporate Governance Committee.

Robert G. Adams (Chairman & Affiliated Director) has served NHC for 46 years - 18 years as Senior Vice President, 11 years as Chief Operating Officer, 5 years as President, 12 years as CEO and 28 years on the Board. He became Chairman of the Board on January 1, 2009 and served as Chief Executive Officer from November 1, 2004 until December 31, 2016. Mr. Adams retired from his position as CEO effective December 31, 2016 but remains non-executive Chairman of the Board. He has extensive long-term health care experience, including serving NHC as a healthcare center administrator and Regional Vice President. Mr. Adams joined the Board of National Health Investors, Inc. (“NHI”) in May 2020. As the former CEO, Mr. Adams provides a valuable perspective regarding the business and strategic direction of the Company and brings his experience in all aspects of the Company’s business to the Board’s deliberations. Mr. Adams has a B.S. degree from Middle Tennessee State University. He also served on the board of National Health Realty, Inc. from December 1997 through October 2007. He is the brother of W. Andrew Adams.

W. Andrew Adams (Affiliated Director) served NHC as a full-time employee and director for 32 years and served as its President and CEO until he resigned those positions in 2004, remaining as Chairman of the Board through 2008. At its inception in December 1997, he served National Health Realty, Inc. as President and Chairman of the Board, resigning his position as President in November 2004. Mr. Adams has been President (through February 25, 2009) and CEO (through February 28, 2011) and Director of NHI since its inception in 1991; he continues as Chairman of the Board. Mr. Adams previously served on the boards of American Health Care Association, National Council of Health Centers, Assisted Living Concepts, SunTrust Bank, Lipscomb University, Middle Tennessee State University, and the Boy Scouts of America. Mr. Adams’ years of experience in the health care industry are invaluable to the Board along with his thorough financial acumen and leadership skills. He received his B.S. and M.B.A. from Middle Tennessee State University. He is the brother of Robert G. Adams.

Ernest G. Burgess, III (Independent Director) served as NHC’s Senior Vice President of Operations for 20 years before retiring in 1994. In his past role as Senior Vice President of Operations, he gained significant operational experience in the long-term care business as well as experience with financial and accounting matters. He has a M.S. degree from the University of Tennessee and is currently retired after 12 years as the Mayor of Rutherford County, Tennessee. He brings to the Board unique leadership skills as well as the current government relations experience he has acquired as Mayor. Mr. Burgess also served on the board of National Health Realty, Inc. from December 1997 through October 2007. He has been an NHC director since 1997, and, before that, a director of its predecessor company beginning in 1992. Mr. Burgess serves on NHC’s Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.

Stephen F. Flatt (CEO & Inside Director) was appointed to the Board and named Chief Executive Officer effective January 1, 2017. He joined NHC in June 2005 as Senior Vice President-Development. On January 1, 2009, Mr. Flatt became NHC’s President. He served as the President of Lipscomb University from 1997 through June 2005 and, prior to that, President of Ezell Harding Christian School in Nashville and Vice President of Financial Affairs and Institutional Planning at Lipscomb. Mr. Flatt currently serves as Co-Chair of the Council for Post Acute Care (CPAC), the Board of Governors of the American Health Care Association (AHCA), the Board of Trust of The Community Foundation of Middle Tennessee, and the Board of Directors of the Nashville Health Care Council. In 2013, he was a member of the Council’s inaugural “Health Care Fellows” Program led by former Senate Majority Leader Bill Frist. Also in 2013 he was named one of Middle Tennessee’s “Health-Care Heroes” by the Nashville Business Journal. Mr. Flatt’s role as Chief Executive Officer and his considerable experience in the health care field provides the Board with valued insight and leadership. He received his B.A. degree from David Lipscomb College and his M.S. degree and Ph.D. from George Peabody College of Vanderbilt University.

Emil E. Hassan (Independent Director) joined the Board in April 2004. In 2004, he retired from the position of Senior Vice President of manufacturing, purchasing, quality and logistics for Nissan North America, Inc. while also serving as Chairman and CEO of Distribution and Auto Services (“DAS”), a Nissan affiliate company. Prior to joining Nissan, he was with Ford Motor Co. for twelve years, where he held various management positions in engineering and manufacturing. Mr. Hassan brings to the Board, among other skills and qualifications, years of management and financial experience from his positions with Nissan and Ford Motor Company. He served for 30 years as the chairman of the Business/Education Partnership of Murfreesboro and Rutherford County and sits on the St. Thomas Health board of directors and serves on its Quality and Safety Committee along with the Finance Committee. He is a member of the Leadership Rutherford Alumni Association and the Leadership Nashville Alumni Association. He is a former board member of the Federal Reserve Bank of Atlanta, Nashville Branch. Mr. Hassan is chairman of NHC’s Compensation Committee and also serves on NHC’s Nominating and Corporate Governance Committee and Audit Committee.

Richard F. LaRoche, Jr. (Independent Director) served NHC for 27 years as Secretary and General Counsel and 14 years as Senior Vice President, retiring from these positions in May 2002. He has served as an NHC Board member since 2002. He has a law degree from Vanderbilt University and an A.B. degree from Dartmouth College. Mr. LaRoche serves as a director of privately held Lodge Manufacturing Company, is a member of its Compensation Committee, and is Chair of its Audit Committee. He has previously served on the publicly held boards of National Health Investors, Inc. (1991 through 2008), National Health Realty, Inc. (1997 through 2007) and Trinsic, Inc. (2003 through 2006). Mr. LaRoche’s long career as former Secretary and General Counsel of the Company, during which time he was responsible for the Company’s finance and development initiatives, provides the Board with invaluable experience in addressing the issues and challenges facing the Company. He serves on NHC’s Nominating and Corporate Governance Committee, Compensation Committee and as chairman of the Audit Committee.

EXECUTIVE OFFICERS OF THE COMPANY

Officers serve at the pleasure of the Board. The following table gives information about our executive officers (those not serving on the Board):

Executive Officers	Age	Position
Vicki L. Dodson	59	Senior V.P., Patient Services
B. Anderson Flatt, Sr.	59	Senior V.P. & Chief Information Officer
Brian F. Kidd	46	Senior V.P. & Controller, Principal Accounting Officer
Josh A. McCreary	48	Senior V.P., General Counsel, & Secretary
Leroy E. McIntosh, Jr.	60	Senior V.P., Ancillary Services and Service Line Strategy
Jeffrey R. Smith	57	Senior V.P. & Treasurer
R. Michael Ussery	62	President & Chief Operating Officer

Vicki L. Dodson (Senior Vice President, Patient Services) was named Senior Vice President, Patient Services on June 1, 2019. She joined NHC in 1984 and previously held the title of Assistant Vice President, Patient Services since 2017, and, prior to that, served as EHR Director and CPCS User Analyst. She began her career with NHC as a Home Care staff nurse and then served as a Director of Nursing and Regional Nurse. In 1996, Ms. Dodson came to the corporate office as a clinical user analyst to assist with the development and support of electronic patient assessments. Ms. Dodson earned her Bachelor of Science degree in Nursing from Austin Peay State University. She is a current member of the Tennessee and the American Nurses Associations. She is also a current member of the Quality Improvement and Clinical Practices committees for the American Health Care Association.

B. Anderson Flatt, Sr. (Senior Vice President & Chief Information Officer) brought more than 32 years of experience in health care technology when he joined the Company in 2017, including roles as Senior-Vice President and Chief Information Officer at Corizon Health from 2014-2017, Senior Vice-President and Chief Information Officer at Cigna-HealthSpring from 2006-2014, and prior to that, at AIM HealthCare (now a division of Optum). Mr. Flatt serves on the boards of Ascend Federal Credit Union and Second Harvest Food Bank of Middle Tennessee, and Tennessee CIO. Mr. Flatt is the recipient of the Nashville Technology Council CIO and Volunteer of the Year (2011), Nashville Business Journal Technology Power Leader (2011 and 2012), Healthcare Hero (2014) and CIO Award (2015). He holds a B.S. degree in Computer Science from Lipscomb University.

Brian F. Kidd (Senior Vice President & Controller, Principal Accounting Officer) joined the Company in 2008. Prior to being promoted to Senior Vice President, Controller and Principal Accounting Officer in 2017, Mr. Kidd served as Vice President of Financial Reporting and Director of Financial Reporting. His responsibilities at NHC have included overseeing and reviewing all aspects of internal and external financial reporting, which includes compliance and monitoring of Generally Accepted Accounting Principles and SEC requirements. Mr. Kidd also oversees federal and state tax compliance and Sarbanes-Oxley requirements for NHC. He is active in the community and currently serves on the boards of the Rutherford County Chamber of Commerce, Middle Tennessee State University Foundation Board of Trustees, Middle Tennessee State University Accounting Advisory Board, Murfreesboro Water Resources Board, Regions Bank Middle Tennessee Advisory Board, Providence Christian Academy Board of Trustees, and the One Hundred Club of Rutherford County, Inc. Prior to joining NHC, Mr. Kidd was in public accounting for 10 years. Mr. Kidd is a Certified Public Accountant and received his B.S. in Accounting from Middle Tennessee State University in 1998.

Josh A. McCreary joined NHC as Senior Vice President, General Counsel & Secretary on April 15, 2019. Prior to joining NHC, Mr. McCreary practiced law for 20 years at Hudson, Reed & McCreary, PLLC. In private practice, he regularly counseled and represented businesses, governments, and individuals in a wide variety of transactional, compliance, and litigation matters. He also served as the County Attorney for Rutherford County, Tennessee, one of the fastest growing counties in the country. Mr. McCreary received his J.D. from the University of Tennessee where he also served as an editor on the Tennessee Law Review. He received his B.A. degree from Lipscomb University. Mr. McCreary serves as a board member of the Barnabas Vision, Inc. and the Discipleship Tutorial.

Leroy E. McIntosh, Jr. (Senior Vice President, Ancillary Services and Service Line Strategy) brought more than 27 years of healthcare leadership experience when he joined the Company in 2017. Prior to joining NHC, he served as Vice President of Service Line Management at HCA’s TriStar Division and prior to that in key leadership roles with Ascension Health in the Nashville Market. Mr. McIntosh received his B.S. from Middle Tennessee State University and his M.H.A from University of St. Francis. He received designation as a Fellow from the American College of Healthcare Executives in 2008. Mr. McIntosh serves on the Arthritis Foundation Board and Life Credit Union Board.

Jeffrey R. Smith (Senior Vice President and Treasurer) has been with the Company since 1994. Prior to being promoted to Senior Vice President and Treasurer in 2017, Mr. Smith served as the Vice President of Treasury from 2009-2016, and prior to that as the Assistant Vice President and an Accounting Manager at NHC. He serves on the boards of Project One Four and the Nashville Inner City Ministry. Mr. Smith is a C.P.A. (inactive) and earned his B.S. in Accounting from Lipscomb University in Nashville, Tennessee in 1985. Mr. Smith also earned his law degree from the Nashville School of Law in 1998 and is a licensed attorney (TN).

R. Michael Ussery (President and Chief Operating Officer) has been with the Company since 1980. On January 1, 2009, Mr. Ussery was appointed Chief Operating Officer and on January 1, 2017 he was appointed President of NHC. During his tenure with NHC he has served as Senior Vice President-Operations, Senior Vice President-Central Region, Regional Vice President, and Administrator in multiple locations. Mr. Ussery also won the top honor of Administrator of the Year in 1989. He was promoted to Senior Vice President, Operations in early January 2005. Mr. Ussery has a B.B.A. from The University of Notre Dame and an M.B.A. from Middle Tennessee State University.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The Board held five meetings during 2020. All directors were present at the regularly scheduled meetings of the Board and of committees on which they served. The Company strongly urges, but does not require, directors to attend the 2021 annual meeting of the shareholders. At the 2020 annual meeting, held in a virtual meeting format at www.virtualshareholdermeeting.com/NHC2020, all directors were in attendance. The NYSE American listing rules require that a majority of the Board be comprised of independent directors. The Board has identified Dr. Abernathy, Mr. Burgess, Mr. Hassan, and Mr. LaRoche as independent directors according to Section 802A of the NYSE American Company Guide.

Historically we followed the traditional board leadership model – with our Chief Executive Officer also serving as Chairman of our Board. However, effective December 31, 2016, Mr. Robert Adams retired as Chief Executive Officer but remains as the non-executive Chairman of our Board. As our Chairman, Mr. Robert Adams is charged with presiding over all meetings of the Board of Directors and our shareholders and providing advice and counsel to the CEO and our Company's other officers regarding our business and operations. With 46 years of experience with NHC, including 12 as the CEO and 28 years on the Board, Mr. Adams is well positioned to provide our CEO with guidance, advice and counsel regarding our Company's business, operations and strategy. We believe that having Mr. Adams as Chairman allows us to continue to draw upon his extensive knowledge of the healthcare industries. Our customers, suppliers and other business partners have always viewed Mr. Robert Adams as a visionary leader in our industry, and we believe that having him remain as the Chairman of the Board even though he has retired as the CEO is good for our business. Accordingly, we believe that having separate Chairman and CEO positions is currently the best governance model for our Company and our shareholders.

Our Board committees, each comprised solely of four independent directors and each with a separate chair, are the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each of our current independent directors serves on each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The Audit Committee oversees the accounting and financial reporting processes, as well as legal and compliance matters and some aspects of the Company’s risk management processes. The Compensation Committee oversees the annual performance evaluation of our CEO and other top executives, and, along with the full Board, is also responsible for overseeing succession planning. The Nominating and Corporate Governance Committee monitors matters such as the composition of the Board and its committees, Board performance and “best practices” in corporate governance.

Our Board’s Audit Committee is responsible for overseeing the risk management function of the Board. As part of this function, the Audit Committee has appointed a Certification Committee comprised of the Company’s Compliance Officer, Chairman of the Audit Committee, Chief Audit Executive, Principal Accounting Officer, Assistant Vice President of Reimbursement, Treasurer, and General Counsel to meet quarterly with a designated member of the Board’s Audit Committee. In 2020, NHC’s Certification Committee met four times. These officers meet with the designated Audit Committee representative separately and then jointly to report on risk related matters and to ensure proper communication between senior management, the Audit Committee and the full Board. While the Audit Committee discharges this responsibility, our entire Board is also actively involved in overseeing risk management. For example, at each of its meetings, the Board receives a report from the Chair of the Audit Committee and discusses risks that we are currently facing. In addition, each of our Board committees considers the risks within its area of responsibilities. For example, our Compensation Committee considers risks that may be implicated by our executive compensation programs and, consistent with NYSE American Listing Standards, our Audit Committee considers the impact of risk on our financial position and the adequacy of our risk-related internal controls.

Our directors bring a broad range of leadership experience to the boardroom and regularly contribute to thoughtful discussion involved in effectively overseeing the business and affairs of the Company. We believe the atmosphere of our Board is collegial, that all Board members are well engaged in their responsibilities, and that all Board members express their views and consider the opinions expressed by other directors.

On an annual basis, as part of our governance review and succession planning, the Board (led by the Nominating and Corporate Governance Committee) evaluates our leadership structure to ensure that it remains the optimal structure for our Company and our shareholders. We recognize that different board leadership structures may be appropriate for companies with different histories and cultures, as well as companies with varying sizes and performance characteristics. The Board is comprised of experienced independent directors, the Board committees are led by independent directors and the independent directors hold regular meetings in executive session which we believe remains the optimal structure for our Company and our shareholders.

The Board publishes the charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee on NHC’s website at www.nhccare.com. Each committee is submitting a report in this Proxy Statement. Each committee adopted its respective charter, which provides that each committee elects a chairman. The Nominating and Corporate Governance Committee adopted an Amended and Restated Charter at its meeting on August 6, 2020. These committee meetings serve as the vehicle for regularly scheduled executive sessions of the non-management directors. Each committee’s chairman serves as the presiding officer at committee meetings.

The Audit Committee has adopted procedures to receive and address complaints regarding accounting, internal control, and auditing issues. The full Board has adopted the NHC Code of Ethics & Business Conduct and the NHC Valuesline, each of which are available on the Company’s website (under the tab labeled “Investor Relations”) and described in this Proxy Statement on page 33.

At its August 6, 2020 meeting, the Board adopted NHC Corporate Governance Guidelines, which have been posted to the Company website.

Finally, we note that the Board has found that Audit Committee member and Chairman Richard F. LaRoche, Jr. meets the SEC definition of audit committee financial expert, and he meets the NYSE American definition of an independent director.

Sustainability

NHC is committed to supporting a sustainable future through our business practices, the social impacts of our operations, and caring about the environment.

Human Capital

The health and safety of our employees (we call our “Partners”) is our highest priority. We focus on safety training in order to maintain a safe work environment and minimize work-related injury. When the COVID-19 pandemic began, we ensured and continue to ensure that our Partners have access to appropriate personal protective equipment needed in order to protect themselves. We closely followed the recommendations of the World Health Organization, the U.S. Centers for Disease Control and local governments, and we took action to ensure our Partners were safe. Some of the preventative measure we implemented included:

●	Increased hygiene, cleaning and sanitizing procedures at all locations;
●	provided additional personal protective equipment to Partners;
●	restricted travel and encouraged quarantine upon return;
●	encouraged Partners to take time off for illness;
●	established strict protocols and screening for outside guests;
●	enabled Partners to work from home where possible; and
●	followed state guidelines for COVID-19 testing of Partners and patients.

As of December 31, 2020, none of our Partners were represented by a collective bargaining agreement. We believe relations with our Partners have been and remain good. Our Partners are guided by NHC’s Code of Conduct and they take pride in their work. NHC supports a workplace culture that values diversity and promotes inclusion.

Community

We have a long and proud history of investing in the communities where we live and work. Through the National Health Foundation (the “Foundation”) and The Foundation for Geriatric Education (“TFGE”) we give back by providing grants to nonprofits and tuition reimbursement to Partners to further their education in the field of geriatrics. We also have a Compassion Fund which is used to help support Partners in times of need. Many of our Partners make a positive impact in the communities in which they live by donating their time and talent by volunteering and serving on boards of charitable organizations.

Environmental Sustainability

We are working diligently to minimize our effect on the environment by conserving energy and protecting our natural resources. We are focusing on being more energy efficient and reducing our water use and wastewater discharges while continuing to provide a healthy environment for our patients, Partners and visitors. We are committed to adhering to applicable federal, state and local environmental regulations. Our goal is to minimize environmental risks to our patients and in the communities which we operate.

Through recycling programs, we are working to reduce the amount of waste sent to landfills. Our electronic waste is recycled through a zero-landfill recycling company.

Hedging Policy

We have adopted a policy that prohibits officers and directors, or any of their designees, from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities (i) granted to our officers or directors as part of their compensation; or (ii) held, directly or indirectly, by our officers or directors. The Board approved this policy at its regularly-scheduled February 13, 2020 meeting.

Report and Board Response to 2020 Shareholder Proposal

The Secretary of the Company received a written notice dated November 26, 2019 from the Comptroller of the State of New York, Thomas P. DiNapoli, trustee of the New York Common Retirement Fund and administrative head of the New York State and Local Retirement System (the “Proponent”), as a shareholder, submitting a proposal for inclusion in the Company’s proxy materials pursuant to Rule 14a-8 under the Exchange Act to introduce a resolution at the 2020 Annual Meeting of the Shareholders of the Company. The proposed resolution included that the “Shareholders request that the Board of Directors prepare a report by September, 2020, at reasonable expense and omitting proprietary information, on if and how the Company is taking steps to enhance broader diversity” (the “Proposal”). The Proposal and supporting statement were presented verbatim in the Company’s 2020 proxy statement.

At the Company’s Annual Meeting of the Shareholders on May 7, 2020, the Proponent appeared virtually and presented the Proposal. The Proposal was approved at the Annual Meeting by shareholder vote.

As previously reported to the Shareholders in the Company’s Current Report on Form 8-K filed on August 19, 2020, the Company took several actions in response to the Proposal. At a meeting of the Nominating and Corporate Governance Committee (the “Nominating Committee”) on August 6, 2020, the Nominating Committee considered and then recommended to the Board amendments to the Nominating and Corporate Governance Committee Charter to more directly address Board diversity, including, but not limited to, race, ethnicity, gender, and age. The Nominating Committee also considered, for the first time, Corporate Governance Guidelines for the Company. The Nominating Committee determined the adoption of guidelines would be an appropriate and responsible approach to the Proposal and to address Board diversity. The Corporate Governance Guidelines include, among other provisions, a section devoted to Board diversity. The diversity provision states that race, gender, ethnicity, and age are to be considered when evaluating Board candidates and Board composition. The Board can also consider other relevant qualifications, such as diversity of experience and thought, an understanding of the healthcare industry, public company leadership, finance, and accounting, among other relevant factors. The Nominating Committee recommended approval and adoption of the Corporate Governance Guidelines and the amendment to Nominating and Corporate Governance Committee Charter to the Board as its response to the Proposal and report to the shareholders.

The Board, at its regularly scheduled meeting on August 6, 2020, considered the recommendations of the Nominating Committee and reviewed the Amended and Restated Nominating and Corporate Governance Committee Charter and Corporate Governance Guidelines. The Board agreed that the documents represented an effective and appropriate response to the Proposal and properly addressed Board diversity. The Board then approved both documents effective August 15, 2020 as its response to the Proposal. Both the Amended and Restated Nominating and Corporate Governance Committee Charter and Corporate Governance Guidelines have been posted on the Company website at www.nhccare.com under the “corporate governance” tab under “investor relations.” The Company filed a Current Report on Form 8-K on August 19, 2020, as its report of these action to the Shareholders.

At its regularly scheduled meeting on February 11, 2021, the Board took further action and adopted a diversity statement that reads as follows:

“NHC Board Diversity Statement:

The NHC Board recognizes the value of appointing individual directors who bring a variety of diverse opinions, perspectives, skills, experiences, and backgrounds to its discussions and its decision-making processes. It believes that debate and healthy discussions at board meetings will be more open, balanced, and wide-ranging if some diversity can be achieved amongst its members.

The Nominating and Corporate Governance Committee has responsibility for leading the process for Board appointments and for identifying candidates for appointment to the Board. Board appointments will be considered against objective criteria, having due regard for the benefits of diversity on the Board, including gender. We remain committed to meritocracy in the Boardroom, which requires a diverse and inclusive culture. The Board considers candidates from a wide array of backgrounds, with an overriding principle that appointments be made on merit and suitability of the candidate to the specific role to be filled.

Taking this into account, it is the Board’s objective to take affirmative steps to enhance the Board’s diversity. This will be done over time, taking into account the valuable knowledge and experience of the present board members and the remaining period of their terms in office.

Accordingly, the Board plans to engage its best efforts to appoint at least one female director to the Board during the period leading up to the Company’s 2022 Shareholders’ Meeting.”

BOARD OF DIRECTORS

COMMITTEE REPORTS

Report of the Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include providing assistance to the Board in identifying and recommending candidates qualified to serve as directors of the Company; to review the composition of the Board; to develop, review and recommend governance policies and principles for the Company; and to review periodically the performance of the Board. The process followed by the Nominating Committee is to identify qualified individuals for Board membership and recommend them to the full Board for consideration. This includes all potential candidates, whether initially recommended from management, other Board members or shareholders of the Company. Nominations by shareholders should be sent to National HealthCare Corporation, 100 E. Vine Street, Suite 1400, Murfreesboro, Tennessee 37130, Attn: Nominating and Corporate Governance Committee. Any such nominations by shareholders shall include the candidate’s name, together with appropriate biographical information of the candidate and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 3% of the Company’s Common Stock for at least three years as of the date the recommendation is made. If the appropriate biographical information is provided on a timely basis, the Committee will evaluate shareholder recommended candidates by following substantially the same process, and applying the same criteria, as it follows for candidates submitted by others.

On August 6, 2020, the Nominating Committee approved an Amended and Restated Charter to more directly address diverse criteria for Board candidate selections. In determining whether to recommend a candidate for the Board’s consideration, the Nominating Committee looks at various criteria including diversity, independence, experience, expertise, skills and an understanding of the health care industry, finance and accounting. The Nominating Committee’s evaluation of director nominees includes consideration of their ability to contribute to the diversity of personal and professional experiences, opinion, perspectives and backgrounds on the Board. The principal qualification of a director is the ability to act successfully on the shareholders’ behalf. The Nominating Committee then evaluates each nominee and does an internal rank ordering. Because of their experience with the Company, existing Board members are automatically considered by the Nominating Committee for re-election. The Company believes that the collective experience and qualifications of the directors should provide a variety of understanding and abilities that will allow the Board to fulfill its responsibilities. The Company has not paid a fee to any third party to identify, evaluate or assist in identifying or evaluating potential nominees.

The Nominating and Corporate Governance Committee met on February 13, 2020, as reported in last year’s proxy, then again on August 6, 2020, and informally, as needed. The Nominating Committee met in 2021, on February 11, which resulted in the nominations of J. Paul Abernathy and Robert G. Adams for re-election to the Board at this 2021 Annual Meeting. At the February 11, 2021 meeting, the Nominating and Corporate Governance Committee also recommended to the Board the NHC Board Diversity Statement described above.

Submitted by the National HealthCare Corporation Nominating and Corporate Governance Committee.

J. Paul Abernathy, Chairman
Ernest G. Burgess III
Emil E. Hassan
Richard F. LaRoche, Jr.

Report of the Audit Committee

The Audit Committee met four times during the fiscal year ended December 31, 2020 and has filed the following report. The Audit Committee engaged Ernst and Young, LLP (“EY”) for the quarterly reviews and the December 31, 2020 audit.

The Company and EY executed an audit engagement letter on May 21, 2009 and EY was engaged as the Company’s independent registered public accounting firm on May 21, 2009. The Company has executed engagement letters for each subsequent year. The Company has engaged EY as its independent registered public accounting firm for the year ended December 31, 2021. In deciding to engage EY, the Audit Committee reviewed auditor independence and existing relationships with EY and concluded that EY has no relationship with the Company that would impair its independence. Representatives of EY will attend the Meeting, where they will have an opportunity to make a statement, if they desire, and will be available to respond to appropriate questions from the shareholders.

During the fiscal year ended December 31, 2020, the Audit Committee reviewed the Company's financial reporting process on behalf of the Board and shareholders. Management has the primary responsibility for the preparation of financial statements in the reporting process. The Company's independent registered public accounting firm is responsible for expressing an opinion on the conformity of NHC's financial statements with U.S. generally accepted accounting principles, as well as attesting to the effectiveness of NHC’s internal control over financial reporting. The Audit Committee completed its annual self-assessment evaluation, the senior management assessment, the internal auditor assessment and the external auditor assessment and summarized those assessments for 2020 at its February 11, 2021 meeting.

In this context, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements, which are included in the materials accompanying this Proxy Statement. It also meets quarterly with the Company’s Section 404 compliance officer and EY. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) and as required by SEC and NYSE American rules. In addition, the Audit Committee has received from the independent registered public accounting firm the written communication required by PCAOB and discussed with them their independence from the Company and its management. The following table represents the amount and types of aggregate fees billed by EY and paid by us for the fiscal years ended December 31, 2019 and December 31, 2020:

	2019	2020
Audit Fees – EY (1)	$1,250,000	$1,280,000
Audit-Related Fees – EY	-0-	-0-
Tax Fees (tax compliance, tax advice and tax planning)	-0-	-0-
All Other Fees	-0-	-0-

(1) Fees for services related to the audit of the Company’s consolidated financial statements and internal control over financial reporting, quarterly reviews of the Company’s unaudited interim financial statements and statutory audits of insurance subsidiaries.

The Audit Committee’s Pre-Approval Procedure requires the Audit Committee to pre-approve any transaction with the Company’s independent registered public accounting firm, which pre-approval was obtained in all applicable cases.

In reliance on the reviews and discussions referred to above and the Restated Audit Committee Charter and legal requirements applicable for 2020, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements and Section 404 attestation report be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC and distribution to our shareholders.

The members of the Audit Committee are listed below. Each has been determined to be independent and the Chairman to be financially literate pursuant to Section 803B(2)(a)(iii) of the NYSE American Company Guide. The Board has also found that Audit Committee member and Chairman Richard F. LaRoche, Jr. meets the SEC definition of an “Audit Committee Financial Expert.”

Submitted by the National HealthCare Corporation Audit Committee.

Richard F. LaRoche, Jr., Chairman
J. Paul Abernathy, M.D.
Ernest G. Burgess III
Emil E. Hassan

Compensation Committee Report

The Compensation Committee, which met once in 2020, on February 13, once in 2021, on February 11, and informally from time-to-time, as needed, sets the compensation principles for the Company and reviews and establishes the principles for individual compensation levels for the Named Executive Officers.

For the annual executive compensation review, management provides the Compensation Committee with benchmark data for base salary and equity awards; additionally, management uses compensation information provided by AON as a source for benchmark data for the Named Executive Officers. AON draws data from proxy statements and reports filed with the SEC. No other compensation consultants are used by the Compensation Committee.

The Company does not have employment agreements with its executive officers. However, the Company does have indemnification agreements with each of its directors and executive officers. The indemnification agreement is a single standard form for each of the Company’s directors and executive officers and supplements and clarifies the Company’s indemnification obligations under its Charter and bylaws. The Company may enter into the indemnification agreement with future directors and executive officers.

The Chief Executive Officer’s compensation is based on his performance in light of the corporate goals and objectives approved by the Compensation Committee. In determining the long-term incentive component of the Chief Executive Officer’s compensation, the Compensation Committee considers the Company’s performance and relative shareholder return, the value of similar incentive awards to chief executive officers at comparable companies and the awards given to the Chief Executive Officer in past years. The Compensation Committee meets with the Chief Executive Officer of the Company to discuss the annual evaluation of the CEO’s performance and the performance of the other Executive Officers.

The Compensation Committee has reviewed the Compensation Discussion & Analysis (“CD&A”) with management and based on that review has recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference into NHC’s Annual Report on Form 10-K for the year ended December 31, 2020.

Submitted by the National HealthCare Corporation Compensation Committee.

Emil E. Hassan, Chairman
J. Paul Abernathy
Ernest G. Burgess III
Richard F. LaRoche, Jr.

COMPENSATION DISCUSSION & ANALYSIS

We believe that our Partners (as we call our employees) are the single most important element in our success. We design our compensation program to be as similar as possible for all Partners, irrespective of location, title or responsibilities. For example, we attempt to mirror the compensation plan for our Partners who deliver “hands on” care with the compensation of their center-based supervisors, regional office supervisors and home office supervisors, including the Named Executive Officers of the Company. The following overview will discuss each element of compensation both as it relates to our Partners generally and specifically to our five named executive officers (“Named Executive Officers”).

Historically we have designed and continue to implement a compensation program for all Partners with the objective of providing every partner the opportunity to obtain total compensation equal to or higher than individuals in comparable markets or companies providing quality services in long-term health care.

Over time our compensation plan has created elements of compensation in three broad areas: first, current cash compensation; second, equity-related compensation to allow Partners to participate in the growth and performance of the Company; and third, post-employment compensation. Fringe benefits, while not a significant element of our compensation program, are also discussed. The Company’s say-on-pay proposal was approved by over 97% of the votes cast at the 2020 annual meeting, which was the last time the say-on-pay proposal was submitted to our shareholders. The Compensation Committee and the Board had a discussion of the results of such shareholder vote and given the high level of shareholder support, the Compensation Committee did not materially revise the Company’s compensation policies and decisions relating to the Named Executive Officers as a result of such vote. The Compensation Committee previously determined that for 2017, the bonus plan was ineffective and thus the total compensation plan was redesigned for 2018 and remained substantially the same for 2019 and 2020. The Compensation Committee will continue to consider the outcome of shareholder votes and other shareholder feedback in making future compensation decisions for the Named Executive Officers.

Cash Compensation

Base Salary. Our Partners, including executive officers, are paid a salary which, in keeping with our overriding objective of performance-based compensation, is generally less than the salaries of employees at comparable companies. We believe a partner that has a greater opportunity to impact the Company’s overall quality and profitability goals should have a lower base salary and be incentivized financially. In general, we have no employment agreements with our Partners, including the Named Executive Officers.

As part of a comprehensive response to the COVID-19 pandemic, the Company took numerous actions to provide a safe environment for its patients and Partners and enhance operational and financial flexibility. As part of these initiatives, the Named Executive Officers voluntarily reduced their salaries from July 2020 to November 2020 as reported in previously filed Current Reports on Form 8-Ks on July 2, 2020 and November 12, 2020. Salaries were resumed as reported in the November 12, 2020 8-K and Named Executive Officers were subsequently made whole, less a collective $100,000 voluntarily reduced from senior management salaries, which the Company then used to make a donation to the National Health Foundation Compassion Fund.

The Compensation Committee approved the 2020 Base Salary for the Named Executive Officers as follows:

Officer	2020 Base Salary
B. Anderson Flatt, SVP & CIO	$239,475
Stephen F. Flatt, CEO	$515,000
Brian F. Kidd, SVP & Controller; Princ. Acct. Officer	$229,175
Jeffrey R. Smith, SVP & Treasurer	$265,225
R. Michael Ussery, President & COO	$463,500

Based on public documents, we believe that base salaries for our Named Executive Officers are less than or comparable with salaries for executive officers at “peer” companies.

Bonus Compensation. Our Partners, from the hourly workers in the health care centers to the Named Executive Officers, have the opportunity to participate in cash incentive compensation plans. All of our officers, both Named Executive Officers and other executives, have allocated among themselves the responsibility for predetermined annual Company quality and financial objectives and can earn performance bonuses from the Pool described below. The Compensation Committee believes that the emphasis on both quality and financial objectives discourages excessive risk taking and that the Named Executive Officers are not rewarded for taking risks beyond those inherent in the Company’s business.

The bonuses to our Named Executive Officers are typically funded from the “NHC Executive Officer Performance Based Compensation Plan” (the “Bonus Plan”), which has been in operation in one form or another since 1977.

The Compensation Committee approved a bonus plan for 2020 that provided a bonus pool of $3.0 million (the “Bonus Pool”) for senior management officers based on achieving pre-tax earnings, less unrealized gains on marketable securities, of $76 million (the “Commitment Goal”). If the 2020 pre-tax earnings was less than the Commitment Goal, then the Bonus Pool would be reduced by 20% of the amount below $76 million. If the 2020 pre-tax earnings was between $76 million and a “Target Goal” of $78 million, the Bonus Pool would remain the same. If the Target Goal was achieved, the Bonus Pool would be increased by 20% of the pre-tax earnings in excess of $78 million. Based on the performance of the Company for 2020, the pre-tax earnings adjusted for unrealized gains/losses was $76.2 million, thus the Bonus Pool was $3.0 million.

The CEO recommended allocation of the Bonus Pool among the senior management officers, based on an evaluation of each individual’s performance goals. At least 40% of each individual’s bonus was based on the overall financial performance of the Company and was earned provided the Company met its Commitment Goal of pre-tax earnings of at least $76 million. The other 60% of each individual’s bonus is based on quality measurements. Each of the Named Executive Officers, as well as other members of management, agree to a specific performance plan at the beginning of the year for that fiscal year. The performance plan sets out a specific bonus target and the components to be met to reach that bonus target. Each performance plan is unique to that specific officer. Below is a summary of each plan for the Named Executive Officers.

B. Anderson Flatt. Mr. B. A. Flatt had a target bonus of $320,000 for 2020 based upon achieving specific target goals in his area of responsibility and the Company’s overall financial performance. In addition to the 40% based on the financial performance of the Company, the other 60% of his target bonus was measured based on (i) enhancing cyber security measures throughout the enterprise, (ii) working with other NHC departments to implement major software projects (e.g. EHR, HCM, etc.), (iii) generate savings from centralized management of telecom and managed print services, (iv) grow centralized management of telecom and managed print services, and (v) create IT interfaces with key third party providers and payors.

Stephen F. Flatt. Mr. Flatt had a target bonus of $620,000 for 2020 based upon the Company’s overall financial performance. The CEO’s corporate goals include, but are not limited to, (i) quality care, (ii) effective management of the Company’s capital structure, (iii) full compliance with internal control requirements, (iv) effective communication with our Board and shareholders, (v) succession planning, (vi) long term growth strategies and opportunities, (vii) overall Company financial performance, and (viii) customer and investor satisfaction. As the CEO, the Compensation Committee evaluated the CEO based on the overall performance of the Company.

Brian Kidd. Mr. Kidd had a target bonus of $270,000 for 2020 based upon achieving specific target goals in his area of responsibility and the Company’s overall financial performance. In addition to the 40% based on the financial performance of the Company, the other 60% of his target bonus was measured based on (i) timely and compliant filing of financial statements with the SEC, (ii) no financial statement restatement issues, (iii) timely and compliant income tax return and cost report filings, (iv) maintaining good partner relations in the finance department and (v) improving the Company’s financial condition, profitability and operating cash flows.

Jeffrey R. Smith. Mr. Smith had a target bonus of $310,000 for 2020 based upon achieving specific target goals in his area of responsibility and the Company’s overall financial performance. In addition to the 40% based on the financial performance of the Company, the other 60% of his target bonus was measured based on (i) successful management of accounts receivable, (ii) Caris performance goals, (iii) renewal of certain leases and financial services agreements, (iv) retaining existing management and financial services fees, (v) management of notes receivable, (vi) home office cost reductions and (vii) implementation of new accounts receivable and payroll systems.

R. Michael Ussery. Mr. Ussery had a target bonus of $650,000 for 2020 based upon achieving specific target goals in his area of responsibility and the Company’s overall financial performance. In addition to the 40% based on the financial performance of the Company, the other 60% of his target bonus was measured based on (i) clinical quality measured by SNF 5-star and HC 5-star rating and survey results, (ii) customer satisfaction survey results, (iii) workplace satisfaction based on surveys, turnover rates and retention average, (iv) liability insurance improvements, and (v) NHC ISNIP performance.

As noted above, the Commitment goal of $76 million of pre-tax earnings was met, therefore the amount of the Bonus Pool was $3.0 million. Based on all of the foregoing, the Compensation Committee approved the allocation of the Bonus Pool as requested by the CEO. Each individual’s bonus was paid 80% in cash, and 20% in restricted stock. The restricted stock has a three-year vesting period, with one-third of the total shares vesting each year. The number of shares of restricted stock issued in February 2021 was calculated based upon the stock price at the close of business on February 21, 2020. One-third of those shares will vest on January 1, 2022, another third on January 1, 2023, and the final third on January 1, 2024.

As a result, the Compensation Committee recommended to the full Board that the following bonuses be paid under the Plan Bonus to the Named Executive Officers, broken out between restricted stock and cash.

	2020 Bonus
Officer	Cash ($)	Restricted Stock (1) (# of shares)
B. Anderson Flatt, SVP & CIO	246,400	742
Stephen F. Flatt, CEO	548,000	1,650
Brian F. Kidd, SVP & Controller; Princ. Acct. Officer	208,000	626
Jeffrey R. Smith, SVP & Treasurer	245,600	739
R. Michael Ussery, President & COO	520,000	1,565

(1) Number of shares of restricted stock issued was based on 20% of the earned bonus amount divided by $83.07, the closing price of the Company’s common stock as reflected on pages 17-18 in the Company’s 2020 Proxy Statement.

The Board will reset the Bonus Pool, the Commitment Goal and the Target Goal each year. With the approval of the Compensation Committee, our Named Executive Officers may receive discretionary bonuses that are paid in addition to any amount paid from the Bonus Plan. The payments of such bonuses, if any, are recommended at the discretion of the Chief Executive Officer to the Compensation Committee. No such discretionary bonuses were paid for 2020 performance.

The Bonus Plan is designed to reward executive officers and other key employees of the Company. At the conclusion of each fiscal year and after consultation with the CEO, the Board allocates (in accordance with the terms of the Bonus Plan) the Bonus Pool among the Named Executive Officers and, in consultation with management, among other participants. The Compensation Committee recommends, and the Board approves an initial allocation of the amounts earned subject to a final allocation made by the Compensation Committee and ratified by the full Board at the end of the fiscal year. The Committee also considers any stock awards, discretionary bonuses or other compensation paid to our executive officers for that fiscal year.

Changes for 2021 Compensation Plan

The Compensation Committee decided to keep the Bonus Plan substantially the same for 2021. The 2021 Bonus Plan provides a Bonus Pool of $3,050,000 for senior management officers based on achieving pre-tax earnings of $60,250,000 (the “Commitment Goal”). If the 2021 pre-tax earnings is less than the Commitment Goal, then the Bonus Pool will be reduced by 20% of the amount below $60,250,000. If the 2021 pre-tax earnings is between the Commitment Goal and a “Target Goal” of $62,250,000, then the Bonus Pool will remain the same. If the Target Goal is exceeded, the Bonus Pool will be increased by 20% of the pre-tax earnings in excess of $62,250,000. Each individual’s bonus will be paid 80% in cash, and 20% in restricted stock. The restricted stock will have a three-year vesting period, with one-third of the total shares vesting each year. The number of shares of restricted stock issued in February 2022, will be calculated based upon the stock price at the close of business on February 11, 2021, which was $67.08. One-third of those shares will vest on January 1, 2023, another third on January 1, 2024, and the final third on January 1, 2025. While each Named Executive Officer will continue to have a performance plan unique to that specific officer, the plan will not include an individual Target Goal. Rather, at the conclusion of 2021, the CEO will recommend each individual’s bonus amount to the Compensation Committee based upon: (a) the final amount of the collective Bonus Pool, and (b) each officer’s performance in relation to his or her respective performance plan. The Compensation Committee approved a 3% salary increase for Executive Officers, effective July 1, 2021.

Equity Based Compensation

Other than the bonus amount paid in restricted stock as described above, our equity compensation has historically been based upon traditional stock option grants. We have maintained shareholder approved stock option plans since 1983. At the 2020 Annual Meeting of the Shareholders, the shareholders of the Company approved the adoption of the National HealthCare Corporation 2020 Omnibus Equity Incentive Plan (the “2020 Equity Incentive Plan”). In accordance with this plan, 2,500,000 shares became available to grant for restricted stock, stock appreciation rights, stock options, and employee stock purchase plan needs. These plans authorize the Board and its Compensation Committee to issue various types of derivative equity, including stock appreciation rights and restricted stock. Every stock option we have issued has been with an exercise price set at the trading price of our stock on the NYSE American on the stock option’s grant date. The objective of our stock equity policy is both to reward participating Partners for their efforts by sharing in the Company’s stock value increase and, second, to induce Partners to remain with us. We have historically accomplished the latter by granting stock options with a five-year vesting period.

Stock options were granted from a shareholder approved plan to executive officers and key employees in March 2017. These options have a five-year term and vest thirty days prior to the expiration date in March 2022. Prior to this grant, options had not been granted to executive officers and key employees since March 2011. The grant of stock options is recommended to the Compensation Committee by the executive officers. Historically there have been some stock option grants which were not exercised because they were not “in the money” at the expiration date.

On February 13, 2020, the Compensation Committee authorized management to amend the Company’s outstanding options to allow the holder of each such option to exercise up to 20% of each option granted in 2017 and 25% of each option granted in 2018. Any options exercised would be held as restricted stock until the original vesting date of February 9, 2022.

On February 11, 2021, the Compensation Committee authorized management to amend the Company’s outstanding options to allow the holder of each such option to exercise up to 100% of each option granted in 2017, 2018, and 2019. Any options exercised would be held as restricted stock until the original vesting date of February 9, 2022. As of the record date, these approved amendments had not yet been formally documented.

The Company has never re-priced stock options. We have never had written policies for the issuance of stock options but historically the Committee has, among other factors, taken into account management’s recommendations in approving the stock option grants. Also, the Committee, upon approval of the grants, has normally authorized management to grant the stock options at their discretion. The Company has never relied upon either the release of material information or the non-release of material information when issuing the grants.

Retirement and Post Employment Compensation

In keeping with our focus on performance compensation, we also believe in the personal responsibility of the Partners to plan for their retirement. To this end, we have long made available a qualified defined contribution plan (the “401(k) Plan”) to all Partners, including our Named Executive Officers. This plan is provided by National Health Corporation. Qualified plans such as the 401(k) Plan carry with them a limit on the amount of compensation that “highly compensated” employees can defer. All of our key employees are considered highly compensated and thus are greatly curtailed in their ability to contribute to the 401(k) Plan. Accordingly, the Company offers its highly compensated employees the opportunity to participate in a non-qualified Key Employee Deferred Compensation Plan (the “Key Employee Plan”) provided by a third party. Both plans offer participants a menu of investment choices. In the 401(k) Plan, the Company matches the partner’s contributions to the plan in an amount equal to 50% of the partner’s contribution up to 2.5% of their total quarterly compensation. The 401(k) Plan has an option of investing in our Common Stock, but the matching contribution is made irrespective of the investment choices by the partner.

In the Key Employee Plan, the Company will match 15% of a partner’s contribution to the plan only to the extent the partner’s contribution is invested in our stock. All Company contributions are vested when the participant has been in the plan for eight years. All the Company’s Named Executive Officers, Mr. B. Anderson Flatt, Mr. S. Flatt, Mr. Kidd, Mr. Smith, and Mr. Ussery made contributions to the third party provided Key Employee Plan in 2020, with the amounts of the Company contribution being disclosed in the Summary Compensation Table and their individual deferrals detailed in the narrative. All of the Named Executive Officers except B. Anderson Flatt are now 100% vested in the Company match. The Key Employee Plan is not provided by the Company; it is provided by National Health Corporation.

As the Company does not enter into employment agreements with its Named Executive Officers, there are no agreements that provide for payments or benefits due in the event of a termination or change in control of the Company.

Fringe Benefits

The following fringe benefits are available to all our managerial Partners, including the Named Executive Officers:

-	Cars may be provided to those officers or Partners whose job requirements dictate travel in excess of 20,000 miles per year. None of our Named Executive Officers have such cars.
-	Normal and customary business expenses incurred in the performance of the Company’s duties are reimbursed based upon written guidelines.
-

All full-time Partners, whether hourly or salaried, are covered with Company sponsored health insurance and must individually pay a portion of the premium for the plan in which they enroll. In addition, all benefit eligible employees are provided with a life insurance component, the premium of which is paid for all employees by the Company.

2020 SUMMARY COMPENSATION TABLE*

Name & Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)
B. Anderson Flatt	2020	227,020	-0-	52,976	65,416	246,400	19,841	611,853
SVP & Chief Information Officer	2019	232,830	46,400	66,728	65,007	220,000	9,083	640,048

Stephen F. Flatt	2020	476,451	52,000	117,808	119,130	496,000	16,977	1,278,366
Chief Executive Officer	2019	494,977	220,000	158,303	119,130	412,000	12,714	1,417,124
	2018	392,584	160,000	192,508	119,130	400,000	8,234	1,272,456

Brian F. Kidd	2020	212,990	-0-	44,720	95,499	208,000	1,955	563,164
SVP & Controller; Princ. Acct. Officer	2019	217,100	46,400	54,705	95,489	172,000	4,244	589,938
	2018	212,000	28,000	64,624	95,443	160,000	3,208	563,275

Jeffrey R. Smith	2020	257,071	-0-	52,804	95,304	245,600	7,510	658,289
SVP & Treasurer	2019	262,153	61,600	67,128	95,304	206,400	7,448	700,033
	2018	256,000	33,600	80,311	95,304	200,000	12,043	677,258

R. Michael Ussery	2020	447,004	-0-	111,800	107,217	520,000	22,464	1,208,485
President & Chief Operating Officer	2019	455,315	101600	148,885	107,217	452,800	26,689	1,292,506
	2018	414,000	88,000	181,499	107,217	440,000	22,946	1,253,662

*Columns that do not apply have been deleted.

(1) Salaries were reduced voluntarily by the Named Executive Officers and other executive officers to create an aggregate sum of $100,000, which the Company then donated to the National Health Foundation Compassion Fund as detailed on page 17.

(2) These cash bonus amounts were earned pursuant to the NHC Executive Officer Performance Based Compensation Plan.

(3) The compensation included in this column represents the aggregate grant date fair value of the restricted stock granted as a portion of the performance bonus as described in CD&A starting on page 17. The grant date fair value has been calculated in accordance with ASC Topic 718, Compensation-Stock Compensation.

(4) None of our Named Executive Officers were granted stock options in 2020. Option awards (in previous years) have been computed in accordance with ASC Topic 718, Compensation-Stock Compensation in this column.

(5) In 2018, 2019, and 2020, each Named Executive Officer had an individual performance plan based on quality and financial goals of the Company, which amount was paid 80% in cash and 20% in restricted stock as described in CD&A.

(6) The amounts listed in the All Other Compensation column are comprised of the Company match to the Named Executive Officers’ 401(k) Plan, Key Employee Plan, and group term life insurance benefit. In 2020, Mr. B. Anderson Flatt received a match of $2,920 to the 401(k) Plan and $16,875 to the Key Employee Plan Account. Mr. Stephen F. Flatt received a $3,563 match to his 401(k) Plan and $13,350 to the Key Employee Plan account. Mr. Kidd received a $1,908 match to his 401(k) Plan and $0 to the Key Employee Plan account. Mr. Smith received a match of $3,563 to the 401(k) Plan and $3,900 to the Key Employee Plan account. Mr. Ussery received a match of $3,500 to the 401(k) Plan and $18,900 to the Key Employee Plan account.

During 2020, Mr. B. Anderson Flatt deferred $125,000 under the Key Employee Plan and $10,500 under the 401(k) Plan. Mr. Stephen F. Flatt deferred $89,000 under the Key Employee Plan and $7,316 under the 401(k) Plan. Mr. Kidd deferred $30,000 under the Key Employee Plan and $13,000 under the 401(k) Plan. Mr. Smith deferred $26,000 under the Key Employee Plan and $7,201 under the 401(k) Plan. Mr. Ussery deferred $126,000 under the Key Employee Plan and $26,000 under the 401(k) Plan.

For additional details on Key Employee Plan, please see the details in the table identified as “2020 Nonqualified Deferred Compensation.”

GRANTS OF PLAN-BASED AWARDS*

Name	Grant Date	Performance Plan Approval Date	Estimated Payouts Under Non-Equity Incentive Plan Awards Target ($)	Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards(2) ($)
(a)	(b)		(d)	(g)	(j)	(k)	(l)
B. Anderson Flatt	2/24/21	2/21/20	256,000(1)	765(1)	-	-	54,652
Stephen F. Flatt	2/24/21	2/21/20	496,000(1)	1,482(1)	-	-	105,874
Brian F. Kidd	2/24/21	2/21/20	216,000(1)	645(1)	-	-	46,079
Jeffrey R. Smith	2/24/21	2/21/20	248,000(1)	741(1)	-	-	52,937
R. Michael Ussery	2/24/21	2/21/20	520,000(1)	1,554(1)	-	-	111,018

*Columns that do not apply have been deleted.

(1) This is the target bonus under each performance plan. The Plan provides that 80% of the total bonus will be paid in cash and 20% will be paid in restricted stock based on the closing price on February 14, 2020, which was $83.07. The restricted stock will vest 1/3 on January 1, 2022, 1/3 on January 1, 2023 and 1/3 on January 1, 2024.

(2) The grant date fair value has been calculated in accordance with ASC Topic 718, Compensation-Stock Compensation. The closing price on the grant date was $71.44.

2020 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable(1) (b)	Number of Securities Underlying Unexercised Options (#) Un- exercisable(1) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock that Have Not Vested (#) (g)	Market Value of Shares or Units of Stock that Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(2) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (#) (j)
B. Anderson Flatt	4,800	19,200	-	72.94	3/11/22	-	-	852(3)	56,581
Stephen F. Flatt	9,000	36,000	-	72.94	3/11/22	-	-	2,028(4)	134,680
Brian F. Kidd	7,200	28,800	-	72.94	3/11/22	-	-	693(5)	46,022
Jeffrey R. Smith	9,600	38,400	-	72.94	3/11/22	-	-	856(6)	56,847
R. Michael Ussery	8,100	32,400	-	72.94	3/11/22	-	-	1,910(7)	126,843

(1) Includes options granted in March, 2017, 20% of which are currently exercisable, but which shares received upon exercise will be restricted stock until February 9, 2022.

(2) Grants of restricted shares are subject to a three-year vesting schedule with 33 1/3% vesting one year from the grant date, 33 1/3% vesting two years from the grant date, and the final 33 1/3% vesting three years from the grant date.

(3) Includes 320 shares from the 2/22/2019 grant and 532 shares from the 2/21/2020 grant.
(4) Includes 767 shares from the 2/22/2019 grant and 1,261 shares from the 2/21/2020 grant.
(5) Includes 257 shares from the 2/22/2019 grant and 436 shares from the 2/21/2020 grant.
(6) Includes 321 shares from the 2/22/2019 grant and 535 shares from the 2/21/2020 grant.
(7) Includes 723 shares from the 2/22/2019 grant and 1,187 shares from the 2/21/2020 grant.

2020 OPTION EXERCISES AND STOCK VESTED

Name	Option Awards		Stock Awards
(a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)(1)	Value Realized on Vesting ($) (e)
B. Anderson Flatt	-	-	321	27,744
Stephen F. Flatt	-	-	768	66,378
Brian F. Kidd	-	-	258	22,299
Jeffrey R. Smith	-	-	320	27,658
R. Michael Ussery	-	-	724	62,575

(1) The restricted shares are subject to a three-year vesting schedule with 33 1/3% vesting one year from the grant date, 33 1/3 vesting two years from the grant date, and the final 33 1/3% vesting three years from the grant date. This column reflects restricted stock vested in 2020.

2020 PENSION BENEFITS

The Company does not offer any pension benefit plans; thus, this table is not utilized.

2020 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(1) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(1) ($)
(a)	(b)	(c)	(d)	(e)	(f)
B. Anderson Flatt	125,000	16,875	-	-	-
Stephen F. Flatt	89,000	13,350	-	-	-
Brian F. Kidd	30,000	0	-	-	-
Jeffrey R. Smith	26,000	3,900	-	-	-
R. Michael Ussery	126,000	18,900	-	-	-

(1) The Key Employee Plan is not provided by the Company and as such the Company has no responsibility for Aggregate Earnings or the Aggregate Balance. While the Company funds and expenses the contributions to the Plan, the Company is not obligated to pay the executive the Aggregate Balance of the nonqualified deferred compensation account and the Aggregate Balance is not a claim on the Company’s assets. Therefore, no amounts are reported under these columns. See the second paragraph under “Retirement and Post Employment Compensation” of the CD&A, on page 21.

The Company’s only non-qualified deferred compensation plan has been previously described under the heading “Retirement and Post Employment Compensation” beginning on page 21. The above table indicates that all of the Named Executive Officers contributed to the plan during 2020. The amounts set forth in column (b) in the 2020 Nonqualified Deferred Compensation Table above are included in the Summary Compensation Table in columns (c), (d) or (g) and the amounts set forth in column (c) in the 2020 Nonqualified Deferred Compensation Table above are included in the Summary Compensation Table in column (i). Most of the Named Executive Officers deferred a portion of their 2020 bonus or Non-Equity Incentive Plan, which was paid in 2021 but considered 2020 compensation. The Company’s match to deferrals is reported in the year actually paid.

Pay Ratio Disclosure

On August 5, 2015, the SEC adopted new rules implementing the pay ratio disclosure requirement of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act). These rules require reporting companies to disclose the ratio of the annual compensation of the company's median employee to the annual compensation of its principal executive officer.

We determined our median employee based on the bi-weekly payroll ended November 15, 2020 and paid on November 15, 2020. The gross pay for all employees paid on the selected payroll, other than the CEO, were ranked highest to lowest because there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure. The 2020 annual gross compensation for the median employee selected in this analysis was $32,174, and our CEO’s annual compensation for 2020 was $1,278,366. The ratio of these amounts is 39.7 to one.

There is a great deal of flexibility in how the median employee is identified. Companies are using different approaches that are appropriate for their employee population and compensation programs and are using estimates and assumptions. As a result, the ratios that other companies have calculated may not be comparable to the ratio that we have presented not only because of different businesses or different compensation programs, but because of using different methodologies and assumptions.

DIRECTOR COMPENSATION

Our principles of directors’ compensation are aligned with the overall goals and objectives of overall partner compensation. That is, the directors (as the policy makers for the Company) should be compensated primarily by the quality and financial performance of the Company and only secondarily by cash compensation. Accordingly, director compensation is divided into two components:

A.         Cash Compensation. Directors receive cash compensation based on meetings attended. The current compensation is $3,000 per regularly scheduled meeting attended and is an amount which was recommended to the Board by the Chief Executive Officer, but which may be set at the Board’s discretion. Since 2002, the Company also chartered and created three Board committees: The Nominating and Corporate Governance Committee, the Compensation Committee and the Audit Committee. Beginning in 2008, the Chairman of the Audit Committee received an additional fee of $8,000 per year and the Chairmen of the Compensation and the Nominating and Corporate Governance Committees each received an additional fee of $4,000 per year. In addition, Mr. LaRoche serves on the Certification Committee as described above and he received $4,000 for serving on that committee. As part of a comprehensive response to the COVID-19 pandemic, the Company took numerous actions to provide a safe environment for its patients and Partners and enhance operational and financial flexibility. As part of these initiatives, the Directors voluntarily reduced their meeting fees from July 2020 to November 2020, as reported in previously filed Current Reports on Form 8-K on July 2, 2020 and November 12, 2020. The payment of fees was resumed as reported on the November 12, 2020 form 8-K and directors were subsequently made whole on the director fees.

B.         Equity Awards. The 2010 Plan provided that directors who are not executive officers will receive a five-year stock option grant to purchase 7,500 shares of the Common Stock to be granted and issued on the day of the annual meeting of shareholders each year with an exercise price set at the closing price of NHC’s Common Stock on that day. Such options will expire at the end of five years and be fully vested on the date of the grant. The National HealthCare Corporation 2020 Omnibus Equity Incentive Plan (the “2020 Plan”), as approved at the 2020 Annual Meeting of the Shareholders, continues this automatic grant, but provides that such options vest one year after the date of grant. Pursuant to the 2020 Plan, on the date of the 2020 annual meeting of shareholders, the directors who were not executive officers were each granted a five-year stock option to purchase 7,500 shares of the Common stock of the Company with an exercise price set at the closing price of NHC’s Common Stock on that day and that vests one year after the date of the grant.

For 2020, the Compensation Committee granted to each non-employee director a discretionary cash bonus of $125,000. These bonuses must be used by Board members to exercise outstanding options and thus increase their ownership in the Company. The Company believes that it helps align the directors’ interest with that of the shareholders by encouraging increased stock ownership. The Board annually reviews its total compensation package in light of compensation paid to directors of comparable health care companies and has found its compensation comparable with similar companies. The Board, in its reviews of its total compensation, took the bonuses described above into account when comparing its compensation to the compensation paid to directors of comparable health care companies.

2020 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
(a)	(b)	(d)	(g)	(h)
J. Paul Abernathy, M.D.	16,000	49,591	125,000	190,591
Robert Adams	12,000	49,591	125,000	186,591
W. Andrew Adams	12,000	49,591	125,000	186,591
Ernest G. Burgess, III	12,000	49,591	125,000	186,591
Emil E. Hassan	16,000	49,591	125,000	190,591
Richard F. LaRoche, Jr.	24,000	49,591	125,000	198,591

(1) The directors were granted stock options to purchase 7,500 shares of Common stock on the date of the annual shareholders meeting – May 7, 2020. These stock option grants have been computed in accordance with ASC Topic 718, Compensation-Stock Compensation. These options were granted under the 2020 Plan and vest one (1) year from the grant date.

(2) Outside directors were each awarded a $125,000 bonus to exercise stock options in 2020.

From time to time the Board may form independent committees. These committees are empowered to retain outside advisors and pay themselves additional compensation for their work. Mr. Stephen F. Flatt, as CEO of the Company, receives no compensation for service on the Board. Directors Abernathy, R. Adams, W.A. Adams, Burgess, Hassan, and LaRoche each attended four regular Board meetings in 2020, receiving $3,000 per meeting. Mr. Robert Adams declined any additional payment for acting as non-executive Chairman during 2020.

The Company’s directors do not participate in any other compensation plans or programs of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the last completed fiscal year, the Compensation Committee consisted of Messrs. Emil E. Hassan (Chairman), J. Paul Abernathy, Ernest G. Burgess III, and Richard F. LaRoche, Jr. None of the members of our Compensation Committee were officers or employees of the Company at any time during 2020. Mr. Burgess served as NHC’s Senior Vice President of Operations for 20 years before retiring in 1994 and Mr. LaRoche served 27 years with NHC as Secretary and General Counsel (14 years as Senior Vice President) before retiring in May 2002. None of the members of our Compensation Committee have a relationship requiring disclosure by the Company under Item 404 of Regulation S-K, other than Mr. Burgess whose daughter serves as the administrator of a center in Murfreesboro, Tennessee and grand-daughter serves as an administrator of a center in Franklin, TN. During 2020, no executive officer of the Company served as a member of the board of directors or compensation committee of any other entity that had one or more executive officers serving as a member of our Board or Compensation Committee.

We have carefully considered these compensation programs, always taking into account shareholders' concerns and feel that our programs and the compensation which they produce for not only our Named Executive Officers but also Partners in all areas of the Company and its subsidiaries are vital to our continuing efforts to obtain and retain our Partners and improve our competitive position.

PROPOSAL I

ELECTION OF DIRECTORS

Pursuant to our Charter, the directors are divided into three groups. Each group is elected for a three-year term and only one group is up for election each year. At its February 11, 2021 meeting, the Nominating and Corporate Governance Committee voted to nominate two directors from the current class of directors for re-election to the Board, each to serve a term of three years or until their successors are duly elected and qualified. These currently serving directors are J. Paul Abernathy and Robert G. Adams.

In February 2013, the Board amended the Company's Bylaws to provide that directors in uncontested elections will be elected by a majority of votes cast. A majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee. If a proxy does not specifically vote against the election of J. Paul Abernathy and/or Robert G. Adams, your proxy holder intends to vote for the election of each to hold office as a director for a term of three years for J. Paul Abernathy and Robert G. Adams, in each case until his successor has been duly elected and qualified. If the nominees become unavailable for any reason (which event is not anticipated), the shares represented by the enclosed proxy may (unless such proxy contains instructions to the contrary) be voted for such other person(s) as may be determined by the proxy holder, to the extent permitted under the U.S. Securities Laws.

In accordance with the Bylaws, the Board will nominate for election or re-election as a director only candidates who agree to tender, promptly following their failure to receive the required vote for election or re-election at the next meeting at which they would face election or re-election, an irrevocable resignation that will be effective upon acceptance by the Board. In addition, the Board will fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation, promptly following their appointment to the Board.

If an incumbent director fails to receive the required vote for re-election, then, within 90 days following certification of the shareholder vote, the Nominating Committee will act to determine whether to accept the director’s resignation and will submit the recommendation for prompt consideration by the Board, and the Board will act on the Nominating Committee’s recommendation. Thereafter, the Board will promptly disclose its decision-making process and decision regarding whether to accept the director’s resignation offer (or the reason(s) for rejecting the resignation offer, if applicable) in a Current Report on Form 8-K furnished to the SEC. Any director who tenders his or her resignation pursuant to this provision of our Bylaws may not participate in the Nominating and Corporate Governance Committee’s recommendation or Board action regarding whether to accept the resignation offer.

THE BOARD RECOMMENDS A VOTE "FOR" EACH OF THE

DIRECTORS NOMINATED IN PROPOSAL I.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities and Exchange Act of 1934 as amended requires officers, directors, and persons who own more than 10% of the Company's equity securities to file statements of changes in beneficial ownership (Forms 4 or 5) with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all such forms they file, and they must make such filings with the SEC within two business days of any applicable transaction. The Company reminds all of the officers and directors of this requirement monthly.

To the Company's knowledge and based on the review of the copies of such forms received by it and monthly statements provided by officers and directors, the Company believes that during 2020 all filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were filed timely, except for one Form 4 filed three days late by each of Vicki L. Dodson, Stephen F. Flatt, Josh A. McCreary, Leroy E. (“Bubba”) McIntosh, Jr. and Jeffrey R. Smith in January 2021.

SECURITIES OWNED BY DIRECTORS & OFFICERS

The following table presents the security ownership of management, showing the ownership of directors, Named Executive Officers and directors and executive officers as a group as of the end of business on March 9, 2021.

Name of Beneficial Owner	Amount & Nature of Common Stock Beneficial Ownership(1)	Percent of Class
J. Paul Abernathy, M.D., Director	51,855(2)	*
Robert G. Adams, Chairman	447,466(3)	2.90%
W. Andrew Adams, Director	716,127(4)	4.65%
Ernest G. Burgess III, Director	122,944(5)	*
Emil E. Hassan, Director	103,009(6)	*
Richard F. LaRoche, Jr., Director	377,011(7)	2.45%
B. Anderson Flatt, Sr, SVP & CIO	28,648(8)	*
Stephen F. Flatt, CEO & Director	95,728(9)	*
Brian F. Kidd, SVP & Controller; Princ. Acct. Officer	53,140(10)	*
Jeffrey R. Smith, SVP & Treasurer	51,267(11)	*
R. Michael Ussery, Chief Operating Officer & President	187,562(12)	1.24%
Directors & Executive Officers as a Group (14 people)	2,297,707(13)	14.53%

* Less than 1%

(1) The percentages shown are based on 15,379,285 shares of Common Stock outstanding as of March 9, 2021, plus, as to each individual listed, the number of shares of Common Stock deemed to be owned by such holder pursuant to Rule 13d-3 under the Exchange Act, assuming the exercise of options that are exercisable within 60 days.

(2) Includes 24,661 shares issuable upon the exercise of options.

(3) Includes 18,025 shares issuable upon the exercise of options. 429,441 of these shares are owned by trusts and partnerships of which Mr. Robert G. Adams is the trustee or general partner.

(4) Includes 37,500 shares issuable upon the exercise of options. Of these shares, 35,407 common shares are owned by a trust of which Mr. W.A. Adams is the trustee.

(5) Includes 33,000 shares issuable upon the exercise of options. Of these shares, 25,000 common shares are held in a margin account.

(6) Includes 37,500 shares issuable upon the exercise of options.

(7) Includes 37,500 shares issuable upon the exercise of options. Of these shares, 125,523 shares of Common Stock are owned by trusts and partnerships of which Mr. LaRoche is the trustee or general partner, and 12,000 shares are held in a margin account.

(8) Includes 1,594 shares of restricted stock and 24,000 options exercisable into restricted stock.

(9) Includes 5,877 shares of restricted stock and 45,000 options exercisable into restricted stock.

(10) Includes 3,526 shares of restricted stock and 36,000 options exercisable into restricted stock. Of these shares, 5,000 have been pledged as security for a loan.

(11) Includes 2,149 shares of restricted stock and 48,000 options exercisable into restricted stock.

(12) Includes 10,731 shares of restricted stock and 40,500 options exercisable into restricted stock.

(13) Includes 437,456 shares issuable upon the exercise of options and 28,990 shares of restricted stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Persons

NHC employs four persons who are immediate family members of directors and/or executive officers as described in this Proxy Statement under the caption “Directors & Executive Officers of Registrant” and who receive in excess of $120,000 in salary and benefits. J. Buckley Winfree is the son-in-law of Robert G. Adams and is the Administrator of AdamsPlace in Murfreesboro, Tennessee, a wholly-owned subsidiary of NHC. Lynn B. Foster is the daughter of Ernest G. Burgess III and serves as Administrator of NHC HealthCare, Murfreesboro, which is managed by NHC. R. Marshall Ussery is the son of R. Michael Ussery and is the Administrator of NHC Place at the Trace in Nashville, TN, a wholly-owned subsidiary of NHC. Chelsey Norris is the granddaughter of Ernest G. Burgess, III and serves as Administrator of NHC HealthCare, Franklin, a wholly-owned subsidiary of NHC. These administrators are compensated in accordance with the same standards that are applied to administrators at NHC owned, managed or leased nursing facilities. Terry L. Leeman is the son-in-law of Robert G. Adams and is the President of Nutritional Support Services, an affiliate of NHC, located in Knoxville, Tennessee.

National Health Investors, Inc.

In 1991, NHC formed NHI as a wholly-owned subsidiary. The Company then transferred to NHI certain healthcare facilities owned by us and distributed the shares of NHI to NHC’s shareholders. The distribution had the effect of separating NHC and NHI into two independent public companies. As a result of the distribution, all of the outstanding shares of NHI were distributed to the then NHC investors. NHI is listed on the New York Stock Exchange and on December 31, 2020, NHC owned 1,630,642 shares (3.6%) of NHI’s outstanding Common Stock.

As of December 31, 2020, we leased from NHI the real property of 35 skilled nursing facilities, seven assisted living centers and three independent living centers under two separate lease agreements. As part of the first lease agreement, we sublease four Florida skilled nursing facilities to a third-party operator.

On January 1, 2007, a 15–year lease extension began which included three additional five–year renewal options. In December 2012, NHC extended the lease agreement through the first of the three additional five–year renewal options, which extended the lease date through 2026. The two additional five–year renewal options on the lease still remain. Under the terms of the lease, base rent totals $30,750,000 annually with rent thereafter escalating by 4% of the increase in facility revenue over a 2007 base year.

In September 2013 and under the second lease agreement, NHC began operating seven skilled nursing facilities in New Hampshire and Massachusetts. The 15-year lease term consists of base rent of $3,450,000 annually with rent escalating by 4% of the increase in facility revenue over a 2014 base year. Additionally, NHC has the option to purchase the seven facilities from NHI in the 13th year of the lease for a purchase price of $49,000,000.

Base rent expense under both NHI lease agreements totals $34,200,000 annually. Percentage rent under the leases is based on a quarterly calculation of revenue increases and is payable on a quarterly basis. Percentage rent expense under both leases for 2020, 2019, and 2018 was $3,617,000, $3,587,000, and $3,713,000, respectively.

Mr. Robert G. Adams and Mr. W. Andrew Adams are both directors of NHI as well as NHC.

National Health Corporation

National Health Corporation (“National”), which is wholly-owned by the National Health Corporation Leveraged Employee Stock Ownership Plan (“ESOP”), was formed in 1986 and is NHC’s administrative services affiliate and contractor. Currently, NHC manages five centers for National under a management contract that has been extended until January 1, 2028.

In conjunction with NHC’s management contract, the Company has entered into a line of credit arrangement whereby amounts may be due to or from National from time to time. The maximum loan commitment under the line of credit is $2,000,000. There were no amounts outstanding as of December 31, 2020.

National provides payroll services to NHC and provides employee fringe benefits. We pay to National all the costs of personnel employed for our benefit, as well as an administrative fee equal to 1% of payroll costs. On December 31, 2020 National owned 1,084,763 shares (or approximately 7.1%) of NHC’s outstanding Common Stock. Please refer to Note 18 of the consolidated financial statements set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for more detail regarding NHC’s relationship with National.

Policies and Procedures for Related Party Persons Review

The Audit Committee of our Board reviews and evaluates any transaction, arrangement or relationship in which NHC or any of its subsidiaries or affiliates is a participant and the amount involved exceeds $120,000 in which an executive officer, director, director nominee or 5% shareholder (or their immediate family members) (each of whom we refer to as a “related party”) has a direct or indirect material interest.

The Company’s related party policy is in writing and is a part of the Restated Audit Committee Charter which is published on our website. A related party transaction reviewed under the policy will be considered ratified if it is approved by the Audit Committee (the “Committee”) after full disclosure of the related party’s interest in the transaction. As appropriate for the circumstances, the Committee will review and consider:

●	the related party’s interest in the related party transaction;
●	the approximate dollar value of the amount involved in the related party transaction;
●	whether the transaction was undertaken in the ordinary course of the Company’s business;
●

whether the terms of the transaction are proposed to be, or were, entered into on terms no less favorable to the Company than terms that could have been, or have been, reached with an unrelated third party;

●	the purpose of, and the potential benefits to us of, the transaction;
●	whether any alternatives were considered that would not have involved a transaction with a related party; and
●

any other information regarding the related party transaction or the related party in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Committee may approve or ratify the transaction only if the Committee determines that, under all of the circumstances, the transaction is in the Company’s best interest. The Committee may impose any conditions on the Company in connection with the related party transaction that it deems appropriate.

SHAREHOLDER COMMUNICATIONS

The Board has adopted the “NHC Valuesline” program in order to enable employees, shareholders, and any other interested party to communicate (on a non-identifiable basis if so desired) with the NHC Compliance Officer, NHC executive officers, and the NHC Board. The Valuesline toll free number is 888-568-8578 and is answered by an independent contractor who transmits the communication to the Compliance Officer and establishes a date by which the caller can obtain a response to the communication, if so requested. The Compliance Officer will forward any inquiries to or about executive officers or directors to the Corporate Secretary, who will coordinate any necessary communication and response. All shareholder communications concerning officers, directors, or corporate board questions are relayed to the Board. The Compliance Officer meets at least annually with the Board in Executive Session.

SHAREHOLDER PROPOSALS

Proposals from shareholders intended for inclusion in the Proxy Statement and form of proxy for the 2022 annual meeting of shareholders (the “2022 Annual Meeting”) must be received by the Company on or before December 6, 2021. Proposals submitted after December 6, 2021 will be considered untimely for the 2022 Annual Meeting pursuant to Rule 14a-8(e) of the Exchange Act. Your submission of any proposal will be reviewed in accordance with the procedures found in SEC Regulation 14a-8, which we will supply upon request.

In addition, any shareholder who wishes to propose a nominee to the Board or propose any other business to be considered by the shareholders (other than a shareholder proposal to be included in our proxy materials pursuant to Rule 14a-8 of the Exchange Act) must comply with the advance notice provisions under Article I, Section 1 of our Bylaws, a copy which is on file with the SEC and may be obtained from us upon request. These notice provisions require that nominations of persons for election to the Board and proposals of business to be considered by the shareholders for the 2022 Annual Meeting must be made in writing and received by the Company’s Secretary at the above address no earlier than ninety (90) days, and no later than sixty (60) days before the date of the 2022 Annual Meeting; provided that, in the event the Company provides less than seventy (70) days’ notice or public disclosure prior to the date of the 2022 Annual Meeting, such proposal must be received by the Company’s Secretary no later than the tenth (10th) day following the date on which such notice of the date of the 2022 Annual Meeting was given or made to shareholders.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single set of proxy materials addressed to those shareholders. This practice, which is commonly referred to as “householding”, is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. NHC and some brokers household proxy materials unless contrary instructions have been received from the affected shareholders. NHC will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to NHC’s Secretary at 100 E. Vine Street Murfreesboro, TN 37130, telephone (615) 890-2020, and we will promptly deliver such materials to you. You may also contact the above if you (and other shareholders sharing the same address) are receiving multiple copies of proxy materials and wish to receive only one.

EXPENSES OF SOLICITATION

The total cost of this solicitation will be borne by the Company. As of the date of this proxy statement, we do not expect to pay any compensation for the solicitation of proxies, except to brokers, nominees and similar recordholders for reasonable expenses in mailing proxy materials to the beneficial owners of our common stock. The Company utilizes the services of Broadridge Financial Solutions to disseminate its proxy materials for an estimated cost of $21,000. In addition to use of the mail, proxies may be solicited by directors and officers of the Company personally and by telephone, telegraph, or facsimile transmission.

WEBSITE INFORMATION

The NHC website (www.nhccare.com) contains information on the Company, including public filings such as the Company’s Quarterly Reports on Form 10-Q, the Company’s Annual Reports on Form 10-K, Statements of Beneficial Ownership, press releases and the like. We also maintain the following documents on the website, all of which we are incorporating herein by reference as though copied verbatim:

-	The Restated Audit Committee Charter,
-	The Compensation Committee Charter, Restated 2013,
-	The Amended and Restated Nominating and Corporate Governance Committee Charter,
-	Valuesline information,
-	The NHC Code of Ethics & Business Conduct, and
-	NHC Corporate Governance Guidelines.

The Code of Ethics has been adopted for all employees, officers and directors of the Company. If there are any amendments or waivers to the Code of Ethics, it will be published on the website. In June 2015, and in connection with an overall review of its governance policies, the Board adopted a revised Code of Ethics & Business Conduct (the “Code”) that amended, restated, and replaced the prior Code of Ethics applicable to the Company. The revised Code consolidated the Code of Ethics & Business Conduct into one central document, as opposed to various provisions included in different places within the NHC Employee Handbook. The revised Code applies to all directors, officers and employees, emphasizes managerial leadership and responsibility, and clarifies reporting and investigation of violations of the Code. The amendment of the Code did not relate to or result in any waiver, explicit or implicit, of any provision of the previous Code of Ethics. The Company posted on its website that it had adopted the revised Code on June 15, 2015.

Copies of any of these documents will be furnished, free of charge, to any interested investor upon receipt of a written request. Our press releases for at least the last three years can be accessed on the press release page and there are also listings of the various services that the Company provides, a listing of the facilities and their locations, information on long-term care insurance and job opportunities. The website is updated regularly for any SEC filings and press releases.

OTHER MATTERS

The Board knows of no other business to be presented at the Meeting, but if other matters do properly come before the Meeting, the persons named in the proxy will vote on such matters in accordance with their best judgment to the extent permitted under the U.S. Securities Laws.